EXHIBIT 10.1

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of May 21, 2009 (this “Agreement”) between Fair Isaac Corporation, a Delaware corporation (the “Company”), and Southeastern Asset Management, Inc., a Tennessee corporation (“Southeastern”).

WHEREAS Southeastern has requested that the Board of Directors of the Company amend the Rights Agreement, dated August 9, 2001, by and between the Company and Mellon Investor Services LLC (the “Rights Agreement”) to permit Southeastern, together with its Affiliates and Associates, to Beneficially Own up to (but less than) 20% of the then outstanding shares of the Common Stock of the Company; and

WHEREAS, the Company has conditioned the approval of such amendment on Southeastern’s entry into this Agreement,

NOW, THEREFORE, in consideration of the covenants and undertakings set forth herein, the parties hereto agree as follows:

Section 1.        Definitions.  Capitalized terms used and not otherwise defined herein have the definitions assigned to them in the Rights Agreement.

Section 2.        Voting Arrangements.  If Southeastern, together with all Affiliates and Associates of Southeastern, Beneficially Own 15% or more of the shares of Common Stock of the Company then outstanding, then Southeastern shall vote, or cause to be voted, all such shares of Common Stock in excess of 15% of the shares of Common Stock then outstanding on all matters submitted to a vote of the holders of Common Stock (whether at a meeting or by written consent) in accordance with the recommendation of the Board of Directors of the Company or, if the Board of Directors of the Company does not make a recommendation with respect to a particular matter, in proportion to the votes cast by the holders of Common Stock other than Southeastern, its Affiliates and Associates.  Southeastern shall use best efforts to cause all shares of Common Stock of the Company Beneficially Owned by Southeastern, its Affiliates or Associates to be represented, in person or by proxy, at all meetings of holders of Common Stock of the Company.

Section 3.        Termination.  This Agreement may be terminated by mutual consent of the Company and Southeastern.

Section 4.        Specific Performance.  Southeastern agrees that any breach by it of any provision of this Agreement would irreparably injure the Company and that money damages would be an inadequate remedy therefor.  Accordingly, Southeastern agrees that the Company shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consents to the entry thereof, in addition to any other remedy to which the Company is entitled at law or in equity.

Section 5.        Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to the Company, to:

Fair Isaac Corporation 901 Marquette Avenue, Suite 3200 Minneapolis, MN 55402-3232 Attention: Mark Scadina, General Counsel Telecopier: (612) 758-6002

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, CA 94301 Attention: Kenton J. King, Amr Razzak Telecopier: (650) 470-4570

if to Southeastern, to:

Southeastern Asset Management, Inc. 6410 Poplar Avenue - Suite 900 Memphis, TN 38119 Attention: Jason Dunn Telecopier: (901) 818-5160

with a copy to:

Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119 Attention: General Counsel Telecopier: (901) 260-0885

or such other address or telecopier number as such party may hereafter specify by notice to the other party hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 5.

Section 6.        Amendments; No Waivers.

(a)       Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Southeastern and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.        Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 8.        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither of the parties may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.        Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 10.      Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any of the parties hereto.

Section 11.      Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Fair Isaac Corporation

By:	/s/ Mark N. Greene
Name: Mark N. Greene
Title: Chief Executive Officer

Southeastern Asset Management, Inc.

By:	/s/ Andrew R. McCarroll
Name: Andrew R. McCarroll
Title: Vice President and General Counsel